Exhibit 99.1

PRESS RELEASE

Majesco Announces Fiscal 2019 First Quarter Financial Results

Revenues grew 20% to $33.5 million versus first quarter FY18

Cloud revenues up 66% from first quarter FY18 and represent 36% of total revenues

Adjusted EBITDA margin was 10.3%, up 150 basis points from fourth quarter FY18

GAAP net income grew 138% to $1.0 million from fourth quarter FY 18

Morristown, NJ – July 26, 2018 – Majesco (NYSE: MJCO), a global provider of core insurance platform software and consulting services for insurance business transformation, today announced its financial results for the fiscal 2019 first quarter ended June 30, 2018.

“First quarter financial results were strong across the board as we achieved record quarterly revenues and significant growth in profitability,” stated Ketan Mehta, Majesco’s CEO and Co-Founder. “The first quarter reflects the fourth consecutive quarter of revenue growth as a result of the successful strategic shift in our business model towards the cloud. Cloud revenues represented 36.3% of first quarter revenues, compared to 26.3% for the same period last year, while cloud subscription revenues have grown 28.8% and represent 9.8% of total revenue, compared to 9.1% of total revenue in the same quarter last year. Profitability strengthened as a result of overall revenue growth, driven by higher-margin cloud-based solutions. Adjusted EBITDA, as a percent of revenues was 10.3% during the fiscal 2019 first quarter, a 1,177 basis points improvement from the same quarter last year and 150 basis points higher than the fiscal 2018 fourth quarter.

“We believe that delivering Speed to Value remains our key differentiator for both greenfield and incumbent insurers. We had multiple examples of rapid implementation by our clients including less than 90 day Go Live for a Tier 1 Greenfield business for our billing solution. During the quarter we added one new client and three clients deepened their relationships with the company. We announced the official launch and market availability of Majesco Digital1st Insurance, an innovative next-generation digital and microservices platform. This is a cloud based multi-tenant solution delivering digital capabilities to the carriers in rapid implantation mode compared to traditional solutions. Overall, I am pleased with the start to fiscal 2019 and the positive momentum underway at Majesco.” concluded Mr. Mehta.

Financial Highlights

For the first quarter ended June 30, 2018

•	Revenue for the first quarter ended June 30, 2018, was $33.5 million as compared to $27.9 million for the first quarter ended June 2017. The 20.2% increase during the quarter on account of ramp up in the IBM program and increasing business momentum from new logo additions as well as expansion in existing accounts.

•	Gross profit was $16.1 million (47.9% of revenue) for the first quarter ended June 30, 2018, compared to $11.9 million (42.6% of revenue) for the quarter ended June 30, 2017. The increase in margin has been primarily due to better revenue profile with higher cloud revenues.

•	Research and development (R&D) expenses were $4.8 million (14.4% of revenue) during the first quarter ended June 30, 2018, as compared to $3.9 million (14.1% of revenue) during the quarter ended June 30, 2017. The company continues to invest in R&D with a focus on cloud and digital offerings.

•	SG&A expenses were $9.5 million (28.3% of revenue) during the first quarter ended June 30, 2018, as compared to $10.3 million (36.9% of revenue) for the quarter ended June 30, 2017. The decline in SG&A is driven by better control on G&A expenses.

•	Adjusted EBITDA for the first quarter ended June 30, 2018 was $3.5 million (10.3% of revenue) as compared to Adjusted EBIDTA Loss of $0.4 million (-1.5% of revenue) for the quarter ended June 30, 2017 and higher by 150 basis points over the quarter ended March 31, 2018.

•	Net income for the first quarter ended June 30, 2018 was $1.0 million, or $0.03 per diluted share as compared to a net loss of $1.7 million, or $(-0.05) per share, for the quarter ended June 30, 2017.

EBITDA and Adjusted EBITDA are non-GAAP measures. Reconciliation tables of EBITDA and Adjusted EBITDA as used in this press release to GAAP are included in the financial section of this press release.

Balance Sheet

•	Majesco had cash and cash equivalents of $11.7 million at June 30, 2018, compared to $10.3 million at June 30, 2017, and $9.2 million as at March 31, 2018.

•	Total debt at June 30, 2018, was $13.3 million, compared to $17.7 million at June 30, 2017, and $13.6 million as at March 31, 2018.

•	DSO’s were 76 days at June 30, 2018, compared to 80 days in the previous quarter ended March 31, 2018.

Other Highlights

•	The win during the first quarter of fiscal 2019 was a cloud deal with a leading third-party administrator for a wide-range of P&C programs including workers’ compensation, liability, and property claims management selected Majesco Policy for P&C, Majesco Billing for P&C, Majesco Enterprise Data Warehouse and Majesco Business Analytics to replace their legacy and support their program growth strategy.

•	We had 4 go-lives for the quarter. American Capital Assurance Corporation went live in 8 months with the Majesco P&C Core Suite, inclusive of policy, billing, and claims. Demonstrating our focus on speed to value, we had a number of implementations in record time including:

o	Majesco Billing for P&C in 90 days for a tier 1 greenfield,

o	Majesco Policy for P&C and Majesco Billing for P&C for commercial property and GL in 7 weeks for an InsurTech start-up

o	Majesco Policy for P&C and Majesco Billing for P&C for dwelling fire in 19 weeks for another InsurTech start-up.

•	Majesco announced the initial release and market availability of Majesco Digital1st Insurance. The components in the first release include Majesco Digital1st Platform and Majesco Digital1st EcoExchange. The release follows a successful beta period with selected customers and partners. Majesco has formed a new greenfield business unit which will focus on developing and delivering innovative digital solutions as well as the new partner marketplace.

•	Majesco released the Majesco L&A and Group Core Suite. The new suite, version 10.0, includes Majesco L&A and Group Policy, Majesco L&A and Group Billing and Majesco L&A and Group Claims.

•	Revenue from cloud-based customers was $12.2 million (36.3% of total revenue) for the quarter ending June 30, 2018, up by 65.5% as compared to $7.4 million (26.3% of total revenue) in the quarter ended June 30, 2017.

•	Total recurring revenue which includes license revenue, recurring subscription, and maintenance and support, was at $9.9 million, or 29.5% of total revenue, for the quarter ended June 30, 2018, as compared to $7.4 million, or 26.5% of total revenue, for the quarter ended June 30, 2017, reflecting growth of 33.8% year-on-year.

•	Majesco’s 12-month order backlog at June 30, 2018, was $81.6 million as compared to $90.6 million at March 31, 2018, and $77.2 million at June 30, 2017

Conference Call and Webcast Information

Management of Majesco will conduct a live teleconference to discuss Majesco’s fiscal 2019 first quarter financial results at 4:30 p.m. ET on Thursday, July 26, 2018. Anyone interested in participating should call 800-458-4121 if calling from the U.S., or 323-794-2093 if dialing internationally. A replay will be available until August 9, 2018, which can be accessed by dialing 844-512-2921 within the U.S. and 412-317-6671 if dialing internationally. Please use passcode: 7133080 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.majesco.com or by visiting http://public.viavid.com/index.php?id=130442.

Use of Non-GAAP Financial Measures

In evaluating our business, we consider and use EBITDA as a supplemental measure of operating performance. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. We define Adjusted EBITDA as EBITDA before stock-based compensation.

The terms EBITDA and Adjusted EBITDA are not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and are not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and when assessing Majesco’s operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA and Adjusted EBITDA do not reflect our actual cash expenditures. Other companies may calculate similar measures differently than Majesco, limiting their usefulness as comparative tools. We compensate for these limitations by relying on U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

About Majesco

Majesco enables insurance business transformation for approximately 160 global customers by providing technology solutions which include software products, consulting and IT services. Our customers are carriers from the Property and Casualty, Life, Annuity and Group insurance segments worldwide. Majesco delivers proven software solutions and IT services in the core insurance areas such as policy administration, billing, claims, distribution and analytics.

For more information, please visit us on the web at www.majesco.com, or call 1-973-461-5200.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission (SEC) and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 filed with the SEC on June 22, 2018.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this press release include, but are not limited to: integration risks; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; technology development risks; intellectual property rights risks; competition risks; additional scrutiny and increased expenses as a result of being a public company; the financial condition, financing requirements, prospects and cash flow of Majesco; loss of strategic relationships; changes in laws or regulations affecting the insurance industry in particular; restrictions on immigration; the ability and cost of retaining and recruiting key personnel; the ability to attract new clients and retain them and the risk of loss of large customers; continued compliance with evolving laws; customer data and cybersecurity risk; and Majesco’s ability to raise capital to fund future growth.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Majesco Contacts:

Corporate Contact	Investor & Media Contact
Ann Massey	SM Berger & Co
SVP-Finance	Andrew Berger
(973) 461-5190	(216) 464-6400
ann.massey@majesco.com	andrew@smberger.com

Majesco and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)

	Three Months ended June 30, 2018	Three Months ended June 30, 2017
Revenue	$33,549	$27,922
Cost of revenue	17,470	16,016
Gross profit	$16,079	$11,907

Operating expenses
Research and development expenses	$4,822	$3,930
Selling, general and administrative expenses	9,491	10,313
Total operating expenses	$14,313	$14,242
Income/(Loss) from operations	$1,766	$(2,336)
Interest income	6	6
Interest expense	(124)	(121)
Other income (expenses),net	180	(43)
Income /(Loss) before provision for income taxes	$1,827	$(2,495)
(Benefit)/Provision for income taxes	792	(844)
Net Income/(Loss)	$1,035	$(1,650)

Earnings (Loss) per share:
Basic	$0.03	$(0.05)
Diluted	$0.03	$(0.05)

Weighted average number of common shares outstanding
Basic	36,600,811	36,509,773
Diluted	38,789,700	36,509,773

Majesco and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(All amounts are in thousands of U.S. Dollars except per share data and as stated otherwise)

	June 30, 2018	March 31, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,708	$9,152
Short term investments	-	-
Restricted cash	50	53
Accounts receivables, net	16,748	19,103
Unbilled accounts receivable	11,336	9,997
Deferred income tax assets	-	-
Prepaid expenses and other current assets	9,488	9,494
Total current assets	49,247	47,799
Property and equipment, net	2,417	2,755
Intangible assets, net	5,901	6,535
Deferred income tax assets	7,571	7,171
Other assets	4	50
Goodwill	32,216	32,216
Total Assets	$97,438	$96,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Capital lease obligation	136	203
Short term debt	4,927	5,269
Accounts payable	2,742	2,353
Accrued expenses and other liabilities	22,385	22,032
Deferred revenue	11,986	12,201
Total current liabilities	42,178	42,058
Capital lease obligation, net of current portion	--	--
Long term debt	8,385	8,367
Other	1,202	928
Total Liabilities	$51,764	$51,353

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.002 per share – 50,000,000 shares authorized as of June 30, 2018 and 50,000,000 as of March 31, 2018, NIL shares issued and outstanding as of June 30, 2018 and March 31, 2018	-	-
Common stock, par value $0.002 per share – 450,000,000 shares authorized as of June 30, 2018 and 450,000,000 as of March 31, 2018, 36,608,881 shares issued and outstanding as of June 30, 2018 and 36,600,457 as of March 31, 2018	$73	$73
Additional paid-in capital	75,725	75,021
Accumulated deficit	(29,247)	(30,282)
Accumulated other comprehensive income	(878)	361
Total equity of common stockholder	45,674	45,173
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$97,438	$96,526

Majesco and Subsidiaries

Reconciliation of U.S. GAAP Net Income to EBITDA and Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,
(U.S. dollars; in thousands):	2018	2017
Net Income (Loss)	$1,035	$(1,650)

Add:
Provision (benefit) for income taxes	792	(844)
Depreciation and amortization	1,028	1,268

Interest expense	124	121

Less:
Interest income	(6)	(6)
Other (income) /expenses, net	(180)	43
EBITDA	$2,794	$(1,068)

Add:
Stock based compensation	660	655
Adjusted EBITDA	$3,453	$(413)

Revenue	33,549	27,922
Adjusted EBITDA as a % of Revenue	10.29%	(1.48)%